Tianyin Press Release

FOR IMMEDIATE RELEASE

Chengdu Tianyin Pharmaceutical  Co., LTD.

Chengdu, Sichuan Province

People’s Republic of China

CHENGDU TIANYIN PHARMACEUTICAL CO., LTD. COMPLETES ADDITIONAL $5 MILLION PRIVATE PLACEMENT FOR TOTAL OF $15,225,000

Chengdu, China, January  28, 2008 – On January 25, 2008, VISCORP, INC. (“VisCorp”) (OTCBB: VSCO), completed an additional private equity financing of $5,000,000 with two accredited investors for a total raise of $15,225,000, including the $10,225,000 financing VisCorp completed on January 16, 2008. The Company previously announced that it had acquired all of the issued and outstanding capital stock of Raygere Limited, a company organized under the laws of the British Virgin Islands and Raygere’s shareholders.  Raygere conducts its business through Chengdu Tianyin Pharmaceutical Co., LTD. (“Tianyin”), a corporation organized in the People’s Republic of China, which develops, manufactures, markets and sells traditional Chinese medicines and other pharmaceuticals in China. Net proceeds from the offering are approximately $13,700,000 and will be used principally to fund the expansion of Chengdu Tianyin’s manufacturing facility located in Chengdu.  TriPoint Global Equities, LLC was the placement agent for the financing.

Pursuant to the second financing, VisCorp issued an additional 50  Units, for a total of 152.25 Units consisting of an aggregate of (a) $15,225,000 10% Convertible Exchangeable Notes due on or before June 30, 2009 (the “Note”), (b) 5 year warrants to purchase 4,757,814 shares of the Company’s common stock at an exercise price of $2.50 per share (subject to adjustment) (the “Class A Warrant”), and (c) 7 year warrants to purchase 4,757,814 shares of the Company’s common stock at an exercise price of $3.00 per share (subject to adjustment) (the “Class B Warrant,” together with the Note and the Class A Warrant, the “Securities”).  In connection with the financing, VisCorp has agreed to file a registration statement for the resale of the Common Stock underlying the Securities on or before February 14, 2008 and to use its best efforts to cause, and to maintain, the effectiveness of the registration statement.  The securities described herein have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Established in 1994, Chengdu Tianyin was acquired in whole by the current management team in 2003. Tianyin is headquartered in Chengdu, Sichuan Province with two manufacturing facilities and over 1,100 employees.  The Company currently manufactures and markets a comprehensive portfolio of 34 products, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  Chengdu Tianyin has an extensive pipeline of 51 products pending regulatory approvals with the China State Food and Drug Administration.

The Company has an extensive nationwide distribution network throughout China with a sales force of over 500 salespeople.  For the fiscal year 2007, ending June 30, Chengdu Tianyin achieved revenue and net income of US$20.36M and US$4.22M, respectively.

Following the completion of the private placement, VisCorp retained Hayden Communications International (“HCI”) to initiate a proactive and targeted investor relations campaign. Matthew Hayden and Alan Sheinwald of HCI, and their team, will be advising the Company in all facets of public financial communications.

About TriPoint Global Equities, LLC

TriPoint Global Equities, LLC (“TriPoint Global”), a FINRA member firm, is a boutique investment bank that provides U.S. and non-U.S. companies of up to $300 million in revenue with capital raising, corporate finance advisory services and assistance with navigating the regulatory environment for companies listing on U.S. markets. TriPoint Global maintains specialized practices in institutional private placements, mergers and acquisitions, and corporate finance. TriPoint Global has offices in New York and Washington D.C.   For more information visit www.tripointglobalequities.com

About HC International, Inc.

HC International is a focused and dedicated organization that acts as a premier informational resource for institutional investors, hedge funds, buy and sell-side analysts, small to large brokerage firms and accredited investors. HC International helps their client’s companies package their corporate information in a clear, concise and consistent manner while facilitating introductions to the right investors at the most opportune time. For further information, please contact HC International directly, or visit the Company’s Web site at http://www.hcinternational.net.

FORWARD - LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of VisCorp , which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on VisCorp’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting VisCorp will be those anticipated by VisCorp. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. VisCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

Mark Elenowitz (516)-942-5873

TriPoint Global Equities, LLC

Investor Relations,

HC International, Inc.

Alan Sheinwald, Partner

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net